UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2010

YRC Worldwide Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-12255	48-0948788
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of Principal Executive Offices) (Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 25, 2010, YRC Worldwide Inc. and certain of its subsidiaries (collectively, the “Company”) entered into an Equity Interest Purchase Agreement (the “Agreement”) with CEG Holdings, Inc. (“CEG”), a subsidiary of Austin Ventures. Under the Agreement, the Company has agreed to sell a portion of its YRC Logistics business in North America, Latin America, Europe and Asia (the “Logistics Business”) to CEG for an aggregate of approximately $37.0 million in cash, subject to certain post-closing adjustments, delayed payment amounts, escrowed amounts and payments for retained insurance claims. Approximately $2.8 million of the purchase price will be deposited into an escrow account at closing to be held for 18 months to satisfy certain indemnification claims by CEG that may arise.

CEG will pay approximately $33.4 million of the purchase price at the initial closing of the transaction, which will occur two business days following the satisfaction or waiver of all conditions to closing, or as the parties may agree in writing. Thereafter, a succession of delayed closings and payments will occur to transfer certain foreign subsidiaries to CEG as required regulatory approvals and licensing transfers in foreign jurisdictions are obtained. The initial closing is expected to be completed in the next 30 to 45 days.

The Agreement contains customary representations and warranties by both the Company and CEG, and each party’s obligation to consummate the transaction is subject to certain customary closing conditions. In addition, CEG’s obligation to consummate the transaction is subject to receipt of consents from the Company’s Lenders (as defined below) and from certain of the multi-employer pension funds to which the Company contributes.

The Agreement contains certain termination rights for both the Company and CEG, and further provides that, upon termination of the Agreement under specified circumstances, the Company may be required to pay CEG a termination fee of $1,250,000, plus any costs of collection incurred by CEG.

The sale of the Logistics Business is considered a “Permitted Disposition” as defined in the Company’s Credit Agreement, dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of its subsidiaries, JPMorgan Chase Bank, National Association, as agent, and the other lenders that are parties thereto (the “Lenders”). Pursuant to the terms of the Credit Agreement, the Company is required to prepay amounts outstanding under the Credit Agreement with 100% of the net cash proceeds received from CEG in connection with the sale of the Logistics Business. Upon obtaining the requisite consent of the multi-employer pension funds party to the Contribution Deferral Agreement, dated as of June 17, 2009, the Company will be able to re-borrow up to 50% of such net cash proceeds from the unblocked portion of the Credit Agreement and the Revolving Commitments (as defined in the Credit Agreement) will be permanently reduced by the remaining 50% of such net cash proceeds pursuant to the terms of the Credit Agreement. The Permitted Disposition is not included in the determination of the Company’s asset sales for purposes of the $200 million limit on asset sales in 2010, nor is it included in the determination of real estate or non-real estate asset sales.

Forward Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “will,” “expected” and similar expressions are intended to identify forward-looking statements. Risks and uncertainties regarding the proposed transaction with CEG and the other transactions described include, but are not limited to, the possibility that the closing of the transaction does not occur, either due to the failure of closing conditions, including the approval of the Company’s lenders and multi-employer pension funds to which the Company contributes, rights of the parties to terminate the agreement, or other reasons. The Company’s expectations regarding the closing of the transaction and the additional liquidity the transaction will provide are only its expectations regarding these matters.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	YRC Worldwide Inc. News Release dated June 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YRC Worldwide Inc. (Registrant)

By:	/S/ DANIEL J. CHURAY
Daniel J. Churay
Executive Vice President, General Counsel and Secretary

Date: June 25, 2010

Exhibit Index.

99.1	YRC Worldwide Inc. News Release dated June 25, 2010.